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                                                                      EXHIBIT 12

                              FIRSTAR CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES

                             NINE MONTHS ENDED
                               SEPTEMBER 30                     YEARS ENDED DECEMBER 31
                            -------------------   ----------------------------------------------------
                              1996       1995       1995       1994       1993       1992       1991
                              ----       ----       ----       ----       ----       ----       ----
                                                      (THOUSANDS OF DOLLARS)
EXCLUDING INTEREST ON
  DEPOSITS
Earnings
  Net income before
    taxes.................  $269,744   $237,466   $347,266   $339,381   $334,493   $268,130   $216,123
  Interest on debt........   129,302    132,956    177,133     98,937     52,257     47,882     71,452
  Portion of rents
    representative of
    interest factor.......     7,370      8,514     11,352     11,935     11,883     11,290     10,729
                            --------   --------   --------   --------   --------   --------   --------
    Total.................   404,395    376,098    535,751    450,253    398,633    327,302    298,304
Fixed charges
  Interest on debt........  $129,302   $132,956   $177,133   $ 98,937   $ 52,257   $ 47,882   $ 71,452
  Portion of rents
    representative of
    interest factor.......     7,370      8,514     11,352     11,935     11,883     11,290     10,729
                            --------   --------   --------   --------   --------   --------   --------
    Total.................   134,651    138,632    188,485    110,872     64,140     59,172     82,181
Ratio of earnings to fixed
  charges.................      3.00x      2.71x      2.84x      4.06x      6.22x      5.53x      3.63x
INCLUDING INTEREST ON
  DEPOSITS
Earnings
  Net income before
    taxes.................  $269,744   $237,466   $347,266   $339,381   $334,493   $268,130   $216,123
  Interest on debt........   129,302    132,956    177,133     98,937     52,257     47,882     71,452
  Interest on deposits....   346,729    329,081    444,706    321,969    315,858    389,989    539,301
  Portion of rents
    representative of
    interest factor.......     7,370      8,514     11,352     11,935     11,883     11,290     10,729
                            --------   --------   --------   --------   --------   --------   --------
    Total.................   753,145    708,017    980,457    772,222    714,491    717,291    837,605
Fixed charges
  Interest on debt........  $129,302   $132,956   $177,133   $ 98,937   $ 52,257   $ 47,882   $ 71,452
  Interest on deposits....   346,729    329,081    444,706    321,969    315,858    389,989    539,301
  Portion of rents
    representative of
    interest factor.......     7,370      8,514     11,352     11,935     11,883     11,290     10,729
                            --------   --------   --------   --------   --------   --------   --------
    Total.................   483,401    470,551    633,191    432,841    379,998    449,161    621,482
Ratio of earnings to fixed
  charges.................      1.56x      1.50x      1.55x      1.78x      1.88x      1.60x      1.35x
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